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                                                                 Exhibit 10(WW)

                                                                  April 1, 1998



SSB Investments, Inc.
225 Franklin Street
Boston, MA  02101

Ladies and Gentlemen:

     Your predecessor in interest State Street Bank and Trust Company ("State Street") and Starmet Corporation, a Massachusetts corporation formerly known as Nuclear Metals, Inc. (the "Company"), entered into a certain Warrant Agreement dated September 26, 1995 (the "First Agreement") pursuant to which the Company issued to State Street a Common Stock Purchase Warrant dated September 26, 1995 for the purchase of up to 25,000 shares of Company Common Stock (the " First Warrant"), all upon the terms and conditions set forth in the First Agreement and the First Warrant. State Street assigned the First Agreement and First Warrant to you by way of an assignment dated March 25, 1996. The Company has also entered into a second Warrant Agreement dated as of December 29, 1997 (the "Second Agreement" and together with the First Agreement, the "Agreements"), and issued to you a second Common Stock Purchase Warrant dated as of December 29, 1997 for the purchase of up to 25,000 shares of Company Common Stock (the "Second Warrant", and together with the First Warrant, the "Warrants").

     This letter agreement shall confirm that, notwithstanding the terms of the Warrants or the Agreements, the parties hereto agree as to the following provisions set forth below.

     The following terms will have the following meanings:

     "Initial Amount" means the initial amount of Company Common Stock purchasable by a holder upon exercise of the First Warrant.

     "Initial Common Outstanding" means the total number of shares of Company Common Stock outstanding on a fully diluted basis, as such term is defined in
Section 11.11 of the First Warrant, on the date of issue of the First Warrant, which amount was 2,456,514.

     "Net Common Outstanding" means the net amount of Company Common Stock outstanding on a fully diluted basis, as such term is defined in Section
11.11 of the First Warrant (including any shares of Company Common Stock issued pursuant to the underwriter's over- allotment option and calculated after giving effect to the adjustment set forth in Section 1 below), upon the closing of an Offering, provided, however, that such amount shall not include
(i) any shares of Common Stock the Company has issued or is obligated to issue to you or any of your affiliates since the date of issue of the First Warrant, and (ii) any shares of Common Stock the Company has issued or is obligated to issue pursuant to any Company stock option granted to an employee or director of the Company on or after December 29, 1997; in each case through the closing of an Offering.

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SSB Investments, Inc.
April 1, 1998
Page 2


     "Offering" means any public secondary offering of Company Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission in which the Company receives not less than $40 million dollars of gross proceeds.

     "Warrant Ratio" means .010177023%, the ratio of the Initial Amount to Initial Common Outstanding on the date of issue of the First Warrant.

     1. Contingent upon payment of the Fee set forth in Section 4, upon the closing of an Offering, the anti-dilution formula in the first sentence of
Section 7.2 of the First Warrant will be deleted in its entirety, and a one time adjustment to the Initial Amount will be made (with the defined terms used herein incorporated therein by reference), and no further adjustment shall be made to the Initial Amount pursuant to Section 7.2 either prior to or after the Offering, so that the number of shares purchasable under the First Warrant immediately following the closing of the Offering shall equal the Warrant Ratio multiplied by Net Common Outstanding. This amendment to
Section 7.2 of the First Warrant will be void ab initio if no Offering closes by April 1, 1999.

     2. Contingent upon payment of the Fee set forth in Section 4, upon the closing of an Offering, Section 7.2 of the Second Warrant will be deleted in its entirety, and no adjustment will be made to the Initial Warrant Number (as that term is defined in the Second Warrant) pursuant to such Section 7.2 either prior to or after the Offering. This amendment to the Second Warrant will be void ab initio if no Offering closes by April 1, 1999.

     3. The parties hereto agree that you will (i) not exercise any "piggyback" registration rights contained in the Agreements in connection with the first Offering which closes following the date of this letter agreement and on or before April 1, 1999, and (ii) have demand registration rights for all Company Common Stock issuable to you under the Agreements and the Warrants, such demand registration rights to become effective no earlier than 180 days after the closing of an Offering and to be accomplished by way of an S-3 registration filing, unless the Company is ineligible to use such form. Except for the demand nature of any such registration, the terms of such registration shall be as provided in the Agreements. These amendments to the First Agreement and the Second Agreement will be void ab initio if no Offering closes by April 1, 1999.

     4. The Company shall have the option to pay to you, as holder of the First and Second Warrant, a fee (the "Fee") in the principal amount of $235,313, whereupon the adjustments set forth in Sections 1 and 2 shall take effect. The Fee will accrue and become payable upon the earlier of (i) three (3) business days after the closing of an Offering, or (ii) the date of termination of the Company's existing credit facility with State Street.

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SSB Investments, Inc.
April 1, 1998
Page 3


     5. Except as modified hereby, the terms of the Agreements and the Warrants are hereby ratified and confirmed.

     6. The parties hereto agree to execute such additional documentation as each party reasonably requires to effectuate the foregoing amendments.

     If you are in agreement with the foregoing, please so indicate by signing below, and returning one copy of this letter to us, retaining one copy for your files.

                                        Sincerely,

                                        STARMET CORPORATION

                                        By:    /s/ James M. Spiezio
                                               --------------------------
                                        Name:  James M. Spiezio
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                                        Title: Vice President/Finance
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AGREED AND ACCEPTED:

SSB INVESTMENTS, INC.

By:    /s/ William R. Dewey
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Name:  William R. Dewey
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Title: Vice President
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Date:
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